Exhibit 99.1
Mohawk Announces Closing Of Tender Offer
     Calhoun, Georgia, April 12, 2010 — Mohawk Industries, Inc. (NYSE: MHK) announced today the final results of its previously announced cash tender offer to purchase up to $200,000,000 aggregate principal amount of its outstanding 6.50% senior notes due 2011 (the “Notes”) (CUSIP No. 608190AG9 and ISIN No. US608190AG93).
     The tender offer expired at 11:59 p.m., New York City time, on Friday, April 9, 2010 (the “Expiration Date”). As of the Expiration Date, Notes with an aggregate principal amount of $301,012,000 have been tendered and not validly withdrawn.
     The amount of Notes purchased was prorated based on the aggregate principal amount of Notes validly tendered in the tender offer. The aggregate principal amount of the Notes to be purchased in the offer was not to exceed $200,000,000. As such, Mohawk accepted for purchase approximately 66.5% percent of the Notes validly tendered and not validly withdrawn pursuant to the offer on a pro rata basis. Holders who validly tendered their Notes prior to the early tender date of March 26, 2010 received $1,035.00 per $1,000 principal amount of Notes tendered and accepted for payment, and holders who validly tendered their Notes thereafter received $1,000.00 per $1,000 principal amount of Notes tendered and accepted for payment. Notes not accepted for purchase will be promptly returned to the tendering holder or, if tendered through the facilities of the Depositary Trust Company (DTC), credited to the relevant account at DTC, in accordance with its procedures.
     In addition to the consideration described above, holders of Notes validly tendered and accepted for purchase received accrued and unpaid interest on the Notes from the last payment date for the Notes up to, but not including, the settlement date.
     Settlement for the Notes validly tendered and accepted for purchase was effected April 12, 2010.
     Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding, and the terms and conditions governing the Notes, including the covenants and other provisions contained in the indenture governing the Notes, will remain unchanged.
     Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Columbia, Century, Dal-Tile, American Olean and Quick-Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.